Exhibit 5.4

[LETTERHEAD OF SNELL & WILMER L.L.P.]

May 12, 2017

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Re:	Offering of 6.250% Senior Secured Notes due 2023 of CHS/Community Health Systems, Inc.

Ladies and Gentlemen:

We have acted as special counsel in the State of Arizona for Bullhead City Hospital Corporation, an Arizona corporation (the “Arizona Subsidiary Guarantor”) in connection with the Arizona Subsidiary Guarantor’s guarantee of $900,000,000 aggregate principal amount of 6.250% Senior Secured Notes due 2023 (collectively, the “Notes”) to be issued by CHS/Community Health Systems, Inc. (the “Company”). The Notes are being issued under an Indenture, dated March 16, 2017 (the “Base Indenture”), by and between the Company and Regions Bank, an Alabama banking corporation, as trustee (the “Trustee”), as supplemented and amended by a First Supplemental Indenture dated March 16, 2017 and the Second Supplemental Indenture dated as of the date hereof, by and among the Company, Community Health Systems, Inc. (“Parent”), the other guarantors party thereto and the Trustee (collectively, the “Indenture”). The Notes are being guaranteed by the Arizona Subsidiary Guarantor pursuant to the guarantee included in the Indenture (the “Guarantee”).

This opinion letter is being provided to you at the request of the Arizona Subsidiary Guarantor in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation and bylaws of the Arizona Subsidiary Guarantor, as certified to us on the date hereof by an officer of the Arizona Subsidiary Guarantor; (ii) resolutions of the board of directors of the Arizona Subsidiary Guarantor with respect to the Indenture, as certified to us on the date hereof by an officer of the Arizona Subsidiary Guarantor; (iii) good standing certificate with respect to the Arizona Subsidiary Guarantor issued by the Arizona Corporation Commission; and (iv) the Indenture (including the Guarantee set forth therein).

May 12, 2017

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with the transaction for which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Arizona Subsidiary Guarantor, the legal capacity and competency of all natural persons, and the due authorization, execution and delivery of all documents by the parties thereto other than the Arizona Subsidiary Guarantor. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and the Arizona Subsidiary Guarantor.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

(1) The Arizona Subsidiary Guarantor is a corporation validly existing and in good standing under the laws of the State of Arizona.

(2) The Arizona Subsidiary Guarantor has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture (including the Guarantee set forth therein).

(3) The execution and delivery by the Arizona Subsidiary Guarantor of the Indenture (including the Guarantee set forth therein) to which it is a party and the performance by the Arizona Subsidiary Guarantor of its obligations thereunder have been duly authorized by all requisite corporate action on the part of the Arizona Subsidiary Guarantor.

(4) The Indenture (including the Guarantee set forth therein) to which the Arizona Subsidiary Guarantor is a party has been duly executed and delivered by the Arizona Subsidiary Guarantor.

We hereby consent to the filing of this opinion letter as an exhibit to Parent’s Current Report on Form 8-K relating to the Notes and the Guarantee and to the reference to our firm under the heading “Legal Matters” included in or made part of the registration statement on Form S-3 (No. 333-203918) filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2015, as amended by the post-effective amendment No. 1 filed with the Commission on March 3, 2017. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Snell and Wilmer L.L.P.